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                                                                    EXHIBIT 12.4

                  RATIO OF TOTAL DEBT TO EBITDA (AS DEFINED)
                            (Dollars in Thousands)

                             1997        1998        1999      2000       2001

Total debt                 $ 50,000    $ 45,000    $266,557  $261,601   $413,209
EBITDA (as defined)          24,522      43,547      50,562    54,011     70,955
                           --------    --------    --------  --------   --------

Ratio                           2.0         1.0         5.3       4.8        5.8
                           ========    ========    ========  ========   ========

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